Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. TO PRESENT AT SANDLER O'NEILL &
PARTNERS, 2004 WEST COAST FINANCIAL SERVICES CONFERENCE

Irvine, CA — March 8, 2004 — Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that it will participate in the Sandler O’Neill & Partners 2004 West Coast Financial Services Conference to be held at the Four Seasons Resort, Aviara, in North San Diego on Wednesday, March 10, 2004. Stephen H. Gordon, Chairman and CEO of CCBI, and David S. DePillo, President and COO, are scheduled to present an overview of the Company and discuss its 2003 performance and the proposed acquisition of Hawthorne Financial Corporation beginning at 1:40 p.m. PST.

Attendance at the conference is by invitation only. Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available on the Company’s website www.commercialcapital.com. An archive of the webcast will be available for thirty days following the presentation, beginning March 11, 2004. Mr. Gordon’s and Mr. DePillo’s presentation materials will be available in the news section of the Company’s website prior to the beginning of their presentations.

CCBI Presentation Tuesday, March 10, 2004 1:40 p.m. PST	Webcast URL www.commercialcapital.com Real Media or Windows Media player required

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, CCBI’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

The webcast and presentation referenced in this release may include forward-looking statements related to the company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.